Exhibit 10.18

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

AUTHORIZED RESELLER AGREEMENT

THIS AUTHORIZED RESELLER AGREEMENT (“Agreement”) is made this 14th day of October, 2019 (the “Effective Date”) by and between Outset Medical (“Outset”), and SDV Office Systems, LLC dba SDV Medical (“Reseller”). Outset and Reseller are referred to herein individually as a “Party” or collectively as the “Parties.”

WHEREAS, Outset is in the business of manufacturing and/or distributing hemodialysis therapy products;

WHEREAS, Reseller is a Service-Disabled Veteran Owned Small Business (“SDVOSB”) in the business of promoting and selling medical and surgical supplies and equipment; and

WHEREAS, Outset desires to engage Reseller as its exclusive reseller to market, promote and sell the Products (hereinafter defined) in the Territory (hereinafter defined) pursuant to the terms of this Agreement.

TERMS AND CONDITIONS

1.    DEFINITIONS. Capitalized terms used in this Agreement and not otherwise defined herein shall have the meaning set forth below.

“Affiliate” means with respect to either party, any Person that, directly or indirectly, is controlled by, controls or is under common control with that party. For purposes of this Agreement, “control” means, with respect to any Person, the direct or indirect ownership of more than fifty percent (50%) of the voting or income interest in that Person or the possession otherwise, directly or indirectly, of the power to direct the management or policies of that Person.

“Collateral” means Outset marketing and sales materials for the Products and Services that are provided to Reseller by Outset for distribution to potential Customers.

“Confidential Information” means: (i) any and all non-public information of Outset and its suppliers, including, without limitation, any information relating to pre-clinical and clinical data, specifications, training and any other know-how related to the design, implementation, performance, manufacture or pricing of the Products as well as Documentation; (ii) the terms of this Agreement (including pricing and discounts); (iii) other information that is marked as “Confidential” or some other label indicating its confidential nature or, if disclosed orally, is identified as confidential at the time of its disclosure; or (iv) information disclosed by Outset that reasonably should be understood to be confidential given the nature of the information and the circumstances of disclosure.

“Customer” means any federal, state or local government agencies or entities located in the Territory authorized to purchase Products through various contract solutions utilized by an SDVOSB reseller, including, but not limited to as an “Open Market” contract, under any U.S. Department of Veterans Affairs Federal Supply Schedule Contract awarded to Reseller under Federal Supply Schedule 65 II A, Medical Equipment and Supplies (“FSS Contract”), a General Services Administration Contract for medical supplies (“GSA Contract”), or a Defense Logistics Agency —Troop Support (DLA-TS) Electronic Catalog (SCAT) for medical products.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Customer Support” means the support provided by Outset to Customers while the Products are under warranty or following expiration of the warranty period if it is ordered as a Service.

“Documentation” means Outset’s standard published documentation normally supplied with or made available to its Customers to aid in the use, support and/or operation of the Products in any form, media or language provided.

“Equipment” means those additional products set forth in EXHIBIT A which may be purchased and distributed for use with the System.

“Labeling” means the written, printed or graphic matter for Products including those on the Product container and any posters, tags, pamphlets, circulars, booklets, brochures, instruction books, direction sheets, fillers, and advertising materials, as further defined in the United States Code of Federal Regulations, 21 C.F.R. Part 801 (Labeling).

“Marks” means Outset’s logos, trademarks, trade names, slogans, designs and other identifying symbols that are or have been used in connection with the Products by Outset anywhere in the world.

“Person” means any individual as well as any corporation, association, partnership (general or limited), joint venture, trust, estate, limited liability company, limited liability partnership, unincorporated organization, government (or any agency or political subdivision thereof) or other type of legal entity or organization.

“Product(s)” means a product or product line set forth on Exhibit A attached hereto and incorporated herein, including: (i) the System, (ii) Equipment, and (iii) Software (all as identified in EXHIBIT A), and (iv) Spare Parts, together with all Documentation and any updates and/or upgrades provided hereunder, excluding Third Party Products. Any additions or deletions of Products from Exhibit A shall not be effective unless evidenced by an amendment signed by both Parties, except that deletion of any discontinued Products shall be effective [***] days after written notice to Reseller.

“Product Clearances” means the approvals, authorizations, licenses or clearances by the appropriate Regulatory Authority(ies) required for importation, promotion, marketing, sale, pricing, use and reimbursement of the Product(s) in that Territory.

“Regulatory Authority” means any national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity, including, without limitation, the United States Food and Drug Administration, or any of their successors.

“Service(s)” means Customer Support, training services and installation services which may be ordered by Customers from Outset.

“Software” means (i) software Products listed in EXHIBIT A; (ii) software that is incorporated into a Product; and (iii) any updates and upgrades thereto which may be provided by Outset.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

“Spare Parts” means Outset replacement parts or additional Outset parts for the System or Equipment.

“Specifications” means Outset’s published specifications for the Product(s) at the time of delivery or as updated pursuant to Customer Support.

“System” means the Outset® Tablo™ Hemodialysis System as described in the applicable Specification.

“Term” means the period commencing on the Effective Date and continuing for three (3) years thereafter, subject to renewal or early termination pursuant to this Agreement.

“Territory” means any authorized U.S. Federal Government Facility as specified in Exhibit A.

“Third Party Products” means products manufactured or licensed by third parties which are licensed or sold pursuant to separate terms and are identified in the Quote as Third Party Products.

2.	APPOINTMENT AND OBLIGATIONS

2.1.    Appointment. Outset does hereby appoint Reseller, and Reseller does hereby accept such appointment, as Outset’s exclusive authorized SDVOSB reseller of the Products for sale to Customers in the Territory. Reseller agrees not to market, sell or distribute Products to any person or entity other than Customers in the Territory and will refer promptly to Outset all inquiries and leads for any of Outset’s Products from customers located outside of the Territory. During the term, Reseller shall be permitted to describe itself to the general public, including prospective Customers of the Products, as Outset’s exclusive SDVOSB reseller with the right to market, promote, and resell the Products to Customers within the Territory. Notwithstanding anything herein to the contrary, Outset will continue to have the right to sell to the Customers in the Territory either directly or indirectly.

2.2.    Promotion. During the Term, Reseller agrees to use commercially reasonable efforts to promote and increase the distribution and sale of the Products to Customers in the Territory. Reseller shall refer to Outset any orders that the Reseller receives from any prospective Customer for whom Reseller does not proceed with an SDVOSB contract form.

2.3.    Reseller Personnel. Reseller must maintain technical and sales personnel who have the expertise, knowledge and skills necessary to: (i) inform potential Customers about the features and capabilities of the Products and any Competitive Products (as defined in Section 2.4); and (ii) allow Reseller to comply with its obligations under this Agreement.

2.4.    Competitive Products. During the Term, Reseller must not directly or indirectly market, advertise, manufacture, sell or distribute any products competitive with or similar to Outset’s Products in the Territory (“Competitive Products”), or have a financial interest in any company that markets, advertises, manufactures, sells or distributes any Competitive Products, without Outset’s prior written permission; provided, however, that Reseller may own publicly traded shares of any company.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

2.5.    Cooperation. During the Term, Reseller must advise Outset promptly of any infringement of Outset’s rights to any of its trademarks, patents, copyrights, or trade secrets which may come to the attention of Reseller, and cooperate and assist Outset in connection with any recall, corrective action, or any other action taken by Outset relating to the Products.

2.6.    Business Conduct. Reseller must conduct business under this Agreement with the highest level of ethical conduct to protect the Products’ reputation and Outset’s reputation for integrity, professionalism and fairness; it must not: (i) make false or misleading representations or advertisements with regard to Outset or the Products; (ii) offer warranties or guarantees to Customers or potential Customers that differ from the Specifications, features or capabilities of the Products as contained in this Agreement, the Documentation or the Collateral; (iii) purport to commit Outset to obligations not contained in this Agreement, or (iv) otherwise act or fail to act in a manner that harms Outset or its Products’ goodwill. In addition, Reseller must at all times comply with its obligations regarding global anti-corruption as further described in Section 6.4.

2.7.    Reseller Status. Reseller must manage and be fully responsible for compliance with all rules or restrictions associated with Reseller’s status as a veteran-owned small business and a service-disabled veteran-owned small business as it relates to being a reseller of Outset’s Products, including those required by the Small Business Administration and the Department of Veterans Affairs, Office of Small and Disadvantaged Utilization Center for Verification and Evaluation.

2.8.    Reports. Reseller must maintain records showing the volume of sales and pricing of Products in the Territory including all discounts, rebates and reductions related to such sales, Reseller’s efforts to promote the Products, and any other statistical records as may reasonably be requested by Outset from time to time and as required or requested by any regulatory authority to certify the nature and extent of costs incurred by Customers in purchasing Products until the expiration of [***] years after the sale of any Products pursuant to this Agreement.

3.	ORDER PROCESS AND PRICING

3.1.    Forecasts. Reseller must provide a non-binding, rolling twelve-month forecast of its anticipated Product needs (“Forecast”) [***] based upon Reseller’s and Outset ASM active opportunities. The Forecast must include a detailed update on the status of the prospective Customers identified by Reseller in the Territory, including, but not limited to, [***]. The Forecast shall be delivered to Outset’s Government Sales Manager for the Territory, as well as the Vice President of Sales at Outset.

3.2.    Pricing and Quotes. Outset will sell Products to Reseller at the pricing specified in Exhibit A, as may be negotiated and revised by Outset and Reseller from time to time as specified herein (“Prices”). Reseller will prepare price quotations for each prospective Customer, which shall be provided to prospective Customers (“Quote”). Unless a different currency is specified in EXHIBIT A, all Prices will be in U.S. dollars. Prices are exclusive of ail taxes, duties, tariffs, shipping costs and installation costs. The Quote will incorporate any discounts offered to Reseller by Outset, and no further discounts will be applied. Reseller must set its own prices for resale to its Customers, subject to the amounts due to Outset as provided herein.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

3.3.    Price Changes. Outset has the right to increase its Prices on [***] days prior written notice to Reseller, provided, that Outset will honor any Prices for Quote already issued prior to notice. Any Price increases will apply to all requests for Quotes received [***] days after Outset’s notice and Reseller’s confirmation that the appropriate U.S. Government national contracting entities have accepted the request for modification and loaded approved pricing to its contract(s).

3.4.    Special Pricing Quotes (“SPQ”). From time-to-time, at Outset’s sole discretion, Outset may grant a SPQ to meet pricing from competitive products on particular bids or for other competitive reasons. SPQs cannot be used in conjunction with any other promotional pricing or rebates. Reseller agrees that the Customer named in the specific SPQ is the only one to which Reseller will sell the Products. Outset requires certain supporting documentation to substantiate and verify the granting of a SPQ. If Reseller fails to comply with these requirements, then Reseller must reimburse Outset for a sum equal to the difference between Outset’s standard Prices and the prices granted in the SPQ for all Products and Services purchased with the benefit of the SPQ. This sum shall be paid to Outset within [***] days from receipt of written notification from Outset. Reseller understands that it will be deemed a material breach of this Agreement if any of the supporting documents are inaccurate, not genuine or otherwise not submitted in good faith.

3.5.    Orders. Upon receipt of purchase orders from Customers, Reseller will place written purchase orders for Products and/or Services to Outset. Spare Parts may be ordered by issuing a written purchase order to Outset. Outset shall use reasonable efforts w accept or reject all orders within [***] days. Outset will accept an order by signing and returning an order acknowledgement to the Reseller, at which point the order will become binding on the parties (an “Order”). If an Order for a System does not include a scheduled delivery date, it may be accepted to accommodate Customer requirements, provided that Reseller acknowledges that Outset will not begin production of a System until Reseller provides a set delivery date. Notwithstanding that Outset will sell Products to Reseller for resale to Customers, Outset will ship Products directly to Customers and not to Reseller.

3.6.    Delivery; Risk of Loss. All shipments of Products are to be [***]. Risk of loss or damage to the Products shall be [***]. Shipment of Products will be by Outset’s chosen freighter with all freight and handling charges prepaid and added to invoice Special delivery and accelerated shipping options are available at Customer’s expense. All accelerated shipment options are subject to delays and complications associated with air transportation, including but not limited to weather delays, mechanical breakdowns, and human error. All sales are final and without any right of return.

4.	PAYMENT

4.1.    Credit. Outset may determine credit limits and payment terms by analysing Reseller’s current and historical financial information, bank references, trade references, payment practices, business plan, etc. Reseller must provide current financial information to Outset on [***] basis, or more frequently if requested by Outset. In its sole discretion, Outset may withdraw previously provided credit terms by giving a written notice to Reseller; the withdrawal will be effective immediately. In the event an adequate credit limit cannot be granted, is withdrawn, or during the period before Outset approves Reseller’s credit, deliveries may still be available if Reseller negotiates alternative payment terms, such as paying cash in advance, providing an irrevocable letter of credit or similar credit alternatives.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

4.2.    Payment. Payment to Outset shall be due [***] days after date of invoice at the address indicated on such invoice. All invoices are payable in accordance with the payment terms and methods specified in Exhibit A. Reseller may dispute amounts shown on an invoice in good faith, provided it does so within [***] days after its receipt of such invoice

5.	OWNERSHIP AND LICENSES

5.1.    Trademark License. Subject to Reseller’s compliance with the terms and conditions of this Agreement, Outset hereby grants to Reseller a non-exclusive, non-transferable license to use the Marks in connection with the promotion, marketing, advertising, sale and support of Products in the Territory during the Term. Reseller must comply with Outset’s policies or guidelines regarding advertising and trademark usage as established from time to time with respect to its use of the Marks. Reseller must indicate both: (i) that Outset is the owner of Outset’s Marks when it uses them; and (ii) that Reseller is using the Marks with permission from and on behalf of Outset. Reseller acquires no rights in the Marks by its use. Prior to any distribution or other release of materials to third parties that will contain Marks, Reseller must submit them to Outset for approval, with the sole exception of unmodified Collateral. If Reseller were to acquire any goodwill in any of the Marks, that goodwill will automatically vest in Outset, and Reseller must execute any documents and take any steps necessary to establish vesting in Outset. Reseller must not contest the validity of any of the Marks or of Outset’s exclusive ownership of the Marks at any time. Reseller must not adopt, use, or register any of the Marks or any word or mark confusingly similar to the Marks in any jurisdiction regardless of form, whether as a corporate name, trademark, service mark, domain name or other indication of origin. Reseller must provide all reasonable assistance, including execution of documents as requested by Outset, to protect Outset’s trademark rights in the Territory. In the event of expiration or termination of this Agreement, Reseller must discontinue all use of the Marks immediately. Outset has the sole and exclusive right to bring legal action in the Territory for infringement with respect to the Marks, and if Outset chooses to bring legal action, Reseller must assist Outset in its legal claims. Reseller must notify Outset if it knows or suspects infringement of the Marks. Any violation of this Section 5.1 (Trademark License) shall be deemed a material breach of this Agreement.

5.2.    Proprietary Rights. Outset or its suppliers or licensors own all right, title, and interest (including, without limitation, all intellectual property rights) in and to the intellectual property in all Products, Documentation, Collateral, Marks and any materials provided to Reseller hereunder. Reseller acknowledges that it is granted only those limited license rights as specified in Sections 5.1 (Trademark License) and 5.4 (Software License) and the right to distribute the Products to Customers as specified in this Agreement. Outset retains all rights that are not expressly and explicitly granted by Outset to Reseller. Reseller acknowledges that the Products, Documentation, Collateral and Marks are protected by copyright laws and other laws pertaining to intellectual property rights in the United States and other countries and embody valuable Confidential Information of Outset and its suppliers, the development of which required the expenditure of considerable time and money. Reseller must not: (i) decompile, reverse engineer, disassemble, or otherwise attempt to derive the source code of the Products or attempt to disable any security devices or codes incorporated into or distributed with the Products; (ii) copy, modify,

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

translate or create derivative works of the Products, Documentation or Collateral (except as expressly specified in this Agreement); or (iii) rent, lease, loan, distribute, assign or transfer the Software, Documentation or Collateral, unless expressly permitted in writing by Outset. Reseller must not permit of or enable any third party, including any Customer to take actions prohibited by this Section 5.2 (Proprietary Rights).

5.3.    Proprietary Marks. Reseller must not alter, remove or obscure any copyright notices, trademark notices or other proprietary or confidentiality notices that are: (i) placed or embedded by Outset or its suppliers or licensors in the Products, Documentation or Collateral; (ii) displayed when the Products are run; or (iii) applied to the Products, Documentation, Collateral or any other materials provided under this Agreement or their Labeling.

6.	REGULATORY MATTERS; LEGAL COMPLIANCE; INSURANCE

6.1.    Compliance with Law. Reseller must comply with all federal, state, and local laws and regulations applicable to its business of marketing and selling the Products in the Territory, including without limitation the Food, Drug and Cosmetic Act, as amended, the federal and any states’ anti-kickback Laws, and all of the rules and regulations promulgated under such laws, and maintain all necessary licenses and permits for its business.

6.2.    Importation. Reseller shall obtain all licenses and permits and satisfy all formalities as may be required to export Products from the Outset shipping point and to import the Products in the Territory, including, but not limited to, any permits that may be required by any governmental agency relating to customs, technical standards or specifications, or health or medical safety regulations.

6.3.    Compliance with GACL. Reseller acknowledges that Outset must comply with applicable global anti-corruption laws (collectively, “GACL”), including, without limitation, the Foreign Corrupt Practices Act (“FCPA”). Reseller agrees to conduct training for its employees and subcontractors regarding the GACL, and to conduct all of its activities under this Agreement in compliance with the GACL. Reseller acknowledges that any activities of Reseller that violate the GACL constitute a material breach of this Agreement by Reseller. Reseller shall maintain written books and records under International Financial Reporting Standards that accurately identify the person or entities that receive payments from Reseller both for this Agreement and for general marketing expenditures. Reseller shall allow Outset to review those accounting entries on request. Reseller may use subcontractors in connection with fulfilling its obligations under this Agreement only with Outset’s prior written consent. If, after obtaining Outset’s prior written consent, Reseller uses any subcontractors in connection with fulfilling its obligations under this Agreement, it shall ensure that such subcontractors comply with the GACL. Reseller shall certify to its compliance with the requirements of Sections 6.4 and 6.5 annually or as otherwise requested by Outset by fully completing, signing and delivering to Outset such annual compliance certifications in the forms provided by Outset, a copy of which as of the Effective Date is attached as EXHIBIT B.

6.4.    Trade Compliance. Reseller must not export or re-export the Property, or any items that use the Products without obtaining the appropriate licenses in advance. Reseller agrees that the Products and related technology subject to this Agreement are subject to import and export control laws and regulations of the United States, the European Union and other countries

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

including the U.S. embargo and sanctions regulations and prohibitions on export for certain end uses or to certain users (“Trade Compliance Laws”). Reseller must comply with all United States Trade Compliance Laws and ensure that the Products and related technology are not sold, transferred or diverted: (i) to any U.S. or E.U. sanctioned or embargoed country, unless authorized by U.S. export license or regulation; (ii) to any Person listed in the U.S. Department of Commerce Denied Persons List or Entity List, the U.S. Department of Treasury’s Specially Designated Nationals List, the U.S. Department of State’s Debarred Parties listing, or any E.U. or local country listing of sanctioned persons; (iii) to any nuclear weapons, nuclear power, nuclear research, chemical/biological weapons, or missile/rocket technology end-user or end-use; or (iv) in violation of any other US Trade Compliance Laws or government orders. Reseller agrees and acknowledges that it is responsible for knowing, understanding and keeping updated on changes to the U.S. Export Administration Regulations and other applicable laws and regulations. Reseller must understand, monitor and comply with changes to all Trade Compliance Laws that apply to its performance under this Agreement. Reseller must notify Outset immediately if it suspects or learns about a sale, transfer, or diversion of any Product or Outset materials in violation of this Section 6.5 (Trade Compliance). Reseller must indemnify and hold Outset harmless from any claims, liability or expenses arising from Reseller’s alleged failure to comply with this Section 6.5. The obligations of this Section 6.5 shall survive any termination or expiration of this Agreement.

6.5.    Insurance. Reseller must obtain and maintain all insurance required: (i) under federal, state or local laws that apply to its performance under this Agreement; and (ii) that corresponds to general, products liability and workers’ compensation on an occurrence basis that is (a) reasonably required for the normal and customary business of a medical device distributor; (b) sufficient to provide coverage for any claim which may reasonably arise out of the actions or inactions of Reseller related to this Agreement or the business relationship between the parties; and (c) has at least an aggregate annual coverage amount of not less than U.S. [***]. Reseller must keep this insurance in effect both during the Term and afterward during the time period that Reseller owes any obligations to its Customers under any Order. Reseller must provide certificates of this required insurance to Outset at least [***] days prior to shipment of any Products by Outset to Reseller (or its Customer) and at any time thereafter. These certificates must expressly state that no cancellations or modifications to the insurance can take effect unless Outset has received prior written notice of them at least [***] days in advance. Reseller’s insurance coverages must not be construed to limit Reseller’s liability to Outset, Customers or any third party. Reseller must itself provide Outset with written notice at least [***] days prior to the cancellation, non-renewal or material change in its insurance. Outset has the right to terminate this Agreement if Reseller’s insurance coverage required in this Section 6.6 (Insurance) is reduced or is no longer in effect during the Term for any reason, by providing Reseller with a written termination notice; the Agreement will then terminate [***] days after the notice becomes effective under Section 14.5 (Notices) below.

7.	OUTSET’S OBLIGATIONS

7.1.    Product Changes. Outset has the sole discretion, to: (i) introduce changes to the Products; (ii) discontinue the manufacture of any Products; (iii) discontinue the development of any new product, whether or not that product had been announced publicly; or (iv) commence the manufacture and sale of new products or features which make existing Products wholly or partially

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

obsolete or less marketable to Customers (whether or not Reseller had been granted distribution rights in the new products or features). Outset shall notify Reseller of any changes to Products that affect their form, fit or function or which would invalidate Product Clearances, and provide Reseller with updated Documentation relating to the changes prior to providing changed Products to Reseller. If Outset discontinues the manufacture of any Product, Outset shall notify Reseller promptly and shall fill all Orders for discontinued Products placed before Outset’s notice.

7.2.    Field Actions. Outset shall have primary responsibility to affect any recall, withdrawal or field correction (a “Field Action”) with respect to any Product. In connection with a Field Action, Reseller shall promptly respond to Outset’s requests for information or other assistance, including assistance in communication with Reseller’s customers, and in otherwise affecting such Field Action. Outset shall bear all reasonable costs and expenses incurred by Reseller at Outset’s request in connection with any Field Action.

7.3.    Customer Complaints. Outset shall be responsible for addressing customer complaints regarding the Products. Reseller agrees to report immediately to Outset (i) any Customer complaint on or requirements for Products in the Territory, (ii) any recurring complaint regarding Products, and (iii) all incidents that result in personal injury or death involving Products in any manner whatsoever in strict accordance with the procedures set forth in Exhibit C attached hereto. Reseller shall assist Outset in investigating and rectifying all such complaints and requirements in the Territory. Reseller shall maintain records of such complaints for at least two years after receipt and shall make such records available to Outset for inspection and copying at any time during Reseller’s normal business hours. For any event identified under (iii) above, Outset shall be solely responsible for reporting such event to the government authority in the Territory in accordance with applicable regulations.

8.	CONFIDENTIALITY

8.1.    Confidentiality. During its performance under this Agreement, Outset will disclose Confidential Information to Reseller. Reseller must maintain the Confidential Information in confidence and not use it except for the limited purposes of performing Reseller’s obligations under this Agreement. All Confidential Information, including copies made by Reseller, will remain the property of Outset. Nothing in this Agreement shall be construed as granting or conferring any rights by license or otherwise in the Confidential Information except as expressly stated in this Agreement.

8.2.    Exclusions. Confidential Information excludes information when written records establish that it: [***]. Nothing in this Agreement prevents Reseller from disclosing Confidential Information to a government authority to the extent it is compelled to do so by any lawful process, such as a court order, formal request to disclose or subpoena, and provided that Reseller [***].

9.	REPRESENTATIONS AND WARRANTIES

9.1.    Authorization; Enforceability. Outset and Reseller each represent and warrant that: (i) it is duly organized, validly existing and in good standing under the laws of its organizing jurisdiction; (ii) it has all requisite power and authority to enter into this Agreement; (iii) it is duly authorized to execute and deliver this Agreement and to perform its obligations and complete the transactions under it; and (iv) this Agreement is valid, binding and enforceable.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

9.2.    Not Debarred. Outset and Reseller each represent and warrant that, as of the Effective Date of this Agreement, it has not (a) been listed by any federal or state agency as excluded, debarred, suspended or otherwise ineligible to participate in federal and/or state programs; or (b) been convicted of any crime relating to any federal and/or state program.

9.3.    Reseller Status. Reseller represents and warrants that as of the Effective Date of this Agreement, it satisfies the criteria to hold SDVOSB status as defined by applicable federal law, shall provide documentation of such status to Outset, and shall retain such status without interruption during the term of this Agreement.

9.4.    Product Warranty. Outset represents and warrants that the Products, when shipped, shall meet Outset’s standard specifications then in effect and shall be free from material defects in material and workmanship for a period of [***] from the date of delivery (the “Warranty Period”). This warranty for the applicable Product will be null and void if (i) Reseller, Customer or any person who is not certified by Outset to perform such service attempts to modify, repair or service the Product itself (other than performing the maintenance described in the operator and technician manuals), or (ii) the Product is used in a manner not provided for in the documentation provided by Outset for the Product. If any Product is found to be defective due to defective materials and/or workmanship during the Warranty Period, Outset will, at its option, repair or replace the defective parts without charge. EXCEPT FOR INDEMNIFICATION OBLIGATIONS PROVIDED IN SECTION 10 BELOW, THE EXPRESS WARRANTY ABOVE IS THE SOLE REMEDY FOR ANY BREACH OF ANY WARRANTY WITH RESPECT TO THE PRODUCT AND IS IN LIEU OF ANY AND ALL OTHER REMEDIES.

THE WARRANTIES AND REMEDIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, TERMS OR CONDITIONS, WHETHER EXPRESSLY STATED OR IMPLIED, AND WHETHER THEY ARE BASED ON THE FACTS OR BY OPERATION OF LAW, INCLUDING STATUTORY LAWS, THE COMMON LAW OR OTHERWISE. THE PARTIES EXPRESSLY DISCLAIM ALL IMPLIED WARRANTIES, TERMS AND CONDITIONS INCLUDING, BUT NOT LIMITED TO, THOSE RELATED TO MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, CORRESPONDENCE WITH DESCRIPTION, AND NON-INFRINGEMENT.

10.	INDEMNITY

10.1.    Intellectual Property Indemnification. Outset shall defend, indemnify and hold Reseller and its officers, directors, employees and agents (“Reseller Indemnified Parties”) harmless from any third party claims, suits, demands, losses, damages and expenses (including reasonable attorneys’ fees) (“Losses”) to the extent they arise from an allegation that the Products as delivered: (i) misappropriate any trade secret of a third party; or (ii) infringe any copyright, trademark or patent enforceable within the United States or the Territory (“Claim”). Outset is not obligated to indemnify Reseller Indemnified Parties if and to the extent that the alleged misappropriation or infringement is caused by: (a) use of a Product in a manner not authorized by Outset as set forth in the Documentation or other written instructions from Outset; (b) modification

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

of the Products unless performed by Outset; (iii) use of the Products in combination with any products or materials not provided by Outset; (iv) compliance by Outset with Reseller’s or Customers’ designs, specifications or instructions; (v) failure to install and use updates issued by Outset; where such infringement would not have occurred but for such use, modification, combination, failure to update or compliance. If the Products or any part of them are, or in the opinion of Outset may become, the subject of any Claim, or if it is judicially determined that the Products or any part of them infringes or misappropriates any such intellectual property or proprietary right, or if the distribution or use of the Products or any part of them is, as a result, enjoined or Outset wishes to minimize its liability hereunder, then Outset at its option, may: (i) procure for Reseller and its Customers the right to distribute or use, as applicable, such Products as provided herein; or (ii) replace the Products with non-infringing, functionally equivalent products; or (iii) suitably modify the Products so they become non-infringing. In the event that Outset is unable to do (i), (ii) or (iii) above using its commercially reasonable efforts, then Outset may accept return of the Products and provide a credit equal to the fees paid by Reseller for such Product amortized over [***] period using the straight-line method for the benefit of the Customer. The provisions of this Section 10.1 (Indemnification by Outset) states Reseller’s sole and exclusive remedy with respect to misappropriation or infringement of any third party’s rights by the Products.

10.2.    Product Liability. Outset shall indemnify and hold Reseller harmless against any Losses to the extent arising from any claims, suits, proceedings, or demands alleging such Losses were incurred due to a Product defect that caused damages or injuries to persons or property (excluding matters for which Reseller is responsible under Section 10.3 below). Outset shall maintain product liability insurance in such amounts as ordinary good business practice for its type of business would require. In no event shall Outset be liable for any Losses hereunder after any modifications or changes are made to any Product other than by Outset or pursuant to Outset’s written instructions or in accordance with the Documentation.

10.3.    Indemnity by Reseller. Reseller must indemnify, defend and hold harmless Outset and its Affiliates and their officers, directors, employees and agents (“Outset Indemnified Parties”) against all Losses to the extent arising (i) out of the negligence, intentional wrongful acts, omissions where there is a duty to act, or misrepresentations of Reseller or any person for whose actions Reseller is responsible or (ii) out of Reseller’s performance under this Agreement, except to the extent such claims are caused by the intentional conduct or gross negligence of Outset. Reseller is solely responsible for any claims, warranties or representations made by Reseller or its employees or agents which differ from the warranty provided by Outset in the limited warranty specified herein for each Product sold or licensed hereunder, or which differ from written documentation provided by Outset.

10.4.    Procedure. To receive the benefit of indemnification under this Section 10, the party seeking indemnification must promptly notify the indemnifying party (“Indemnifying Party”) in writing of the claim or suit and provide reasonable cooperation (at the Indemnifying Party’s expense) and tender to the Indemnifying Party (and its insurer) full authority to defend or settle the claim or suit; provided that if the Indemnifying Party is not given prompt written notice of such claim or suit and such delay in notice is not prejudicial to Indemnifying Party’s ability to defend such claim or suit, Indemnifying Party shall not be relieved from its indemnification obligations pursuant to this section. Neither party has any obligation to indemnify the other party

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

in connection with any settlement made without the Indemnifying Party’s prior written consent. The indemnified party (“Indemnified Party”) has the right to participate at its own expense in the claim or suit and in selecting its own counsel in the proceeding. The Indemnified Party shall cooperate with Indemnifying Party (and its insurer), as reasonably requested, at Indemnifying Party’s sole cost and expense.

11.	LIMITATION OF LIABILITY

11.1.    Limitation on Damages. IN NO EVENT SHALL OUTSET OR ITS SUPPLIERS BE LIABLE TO RESELLER, CUSTOMER OR ANY THIRD PARTY FOR [***], IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT [***].

11.2.    Liability Cap. THE AGGREGATE LIABILITY OF OUTSET AND ITS SUPPLIERS ARISING OUT OF THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED UNDER IT ARE LIMITED TO THE AGGREGATE AMOUNT PAID TO OUTSET BY RESELLER DURING THE [***] PERIOD PRECEDING THE DATE THE CLAIM FOR LIABILITY AROSE. THE PARTIES EXPRESSLY ACKNOWLEDGE AND AGREE THAT: (i) THE LIMITATIONS OF LIABILITY SPECIFIED IN THIS SECTION 11 (LIMITATION OF LIABILITY) OR ANY OTHER SECTION OF THIS AGREEMENT ARE AN ESSENTIAL BASIS OF THEIR BARGAIN THAT CORRECTLY ALLOCATES THE RISKS BETWEEN THEM; AND (ii) THEY RELIED ON THESE LIMITATIONS OF LIABILITY IN SETTING THE PRICING AND OTHER TERMS SET FORTH IN THIS AGREEMENT. LIABILITY TO THIRD PARTIES FOR BODILY INJURY, INCLUDING DEATH, SHALL BE DETERMINED ACCORDING TO APPLICABLE LAW.

12.	TERM AND TERMINATION

12.1.    This Agreement shall continue during the Term, provided the Term may be extended or terminated early according to the following provisions:

(a)    Subsequent to the Effective Date, either Party shall have the right at any time to terminate this Agreement without cause by giving [***] written notice to the other Party.

(b)    Unless either Party is then in default of its obligations under this Agreement, then upon the expiration of the Term, this Agreement shall automatically renew for successive [***] renewal terms unless one Party provides notice to the other of its intent not to renew at least [***] days prior to the end of the Term.

12.2.    Without prejudice to any remedy which either Party may have against the other for non-performance of the Agreement, either Party shall have the right to immediately terminate this Agreement by delivering written notice thereof to the other Party, in the event of any of the following:

(a)    The other Party ceases to do business or otherwise substantially reduces its business operations as it relates to the Products or fails to maintain the insurance required of it pursuant to this Agreement;

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

(b)    The other Party fails to promptly secure or renew any license, registration, permit, authorization or approval for the conduct of its business in the manner contemplated by this Agreement or if any such license, registration, permit, authorization or approval is revoked or suspended and not reinstated within [***] days;

(c)    The other Party materially breaches any material provision of this Agreement and fails to cure such breach within [***] days of written notice describing the breach;

(d)    Any governmental agency prohibits the manufacturing, importing, promoting, selling, or distribution of the Products in the Territory; or

(e)    If the other Party becomes insolvent or seeks protection under any bankruptcy, receivership, trust deed, creditors arrangement, composition or comparable proceeding, or if any such proceeding is instituted against the other Party and not dismissed within [***] days.

12.3.    Upon the termination of this Agreement for any reason, Reseller shall cease the marketing and sale of the Products. Notwithstanding any provision of this Agreement to the contrary, the terms of this Agreement will continue to govern the rights and obligations of the parties with respect to all open Orders as of the termination date until Outset shall have fulfilled all such Orders and Reseller shall have paid all invoices with respect thereto, and Reseller shall pay all outstanding accounts or amounts in accordance with any other relevant provisions of this Agreement regardless of termination, and this provision and payment obligation shall survive termination of the Agreement.

12.4.    Acceptance of any purchase order from, or the sale of any Products to, Reseller after the termination of this Agreement shall not be construed as a renewal or extension thereof nor as a waiver of termination by either Party; furthermore, in the absence of a new written agreement signed by authorized representatives for the Parties, all such transactions shall be governed by provisions identical to the applicable provisions of this Agreement.

12.5.    The provisions of Sections 1, 2.8, 4, 5.2, 5.3, 6, 8, 9, 10.2, 10.3, 10.4, 11, 12, 13 and 14 as well as the relevant provisions of all Exhibits shall survive any expiration or termination of this Agreement.

12.6.    Neither party shall be liable to the other for any damages, expenditures, loss of profits or prospective profits or goodwill on account of the termination or expiration of this Agreement pursuant to its terms.

13.	COMPLIANCE WITH FEDERAL LAWS.

13.1.    Reseller agrees to comply fully with the Federal Acquisition Regulations and supplements, Title 48, Code of Federal Regulations, and any other applicable laws, regulations and orders, including, without limitation, those relating to country of origin and any other disclosure requirements.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

13.2.    Reseller agrees to adhere to the requirements set forth in Executive Orders 11246 and 11375. Reseller agrees to comply with all state and federal Equal Employment Opportunity, Immigration, and Affirmative Action requirements including 42 U.S.C. 2000 (e) et seq., The Civil Rights Act of 1964, The Civil Rights Act of 1991, 503 and 504 of the Rehabilitation Act of 1973, 204 of the Vietnam Era Veterans’ Readjustment Assistance Act of 1974, the Americans with Disability Act and the Immigration Reform Act of 1985 and any amendments and applicable regulations pertaining thereto. Any provision required to be included in a contract of this type by any applicable and valid federal, state or local law, ordinance, rule or regulation shall be deemed to be incorporated herein, and Reseller agrees to comply with all applicable laws and regulations in connection with its performance and obligations under this Agreement.

13.3.    The Parties acknowledge and agree that Reseller’s ability to sell the Products pursuant to Section 2 above may require Reseller to submit Outset’s commercial sales practice (CSP) data (as defined below) for one or more Products together with Reseller’s solicitations for FSS Contract, GSA Contracts, VA Strategic Acquisition Center Contract, or Defense Logistics Agency Contracts, or upon request by an authorized government contracting officer, and the Parties further acknowledge and agree that Reseller will have a continuing obligation to update Outset’s CSP data previously submitted in connection with such contracts. Accordingly, upon written request by Reseller from time to time during the term of this Agreement, Outset shall provide to Reseller all accurate and timely CSP data about each Product so requested within fifteen (15) business days. As used in this subparagraph “CSP data” means that data for each Product described by Clause CSP-1 and Clause 552-.212-70 of CP-FSS-1-C, Standing Solicitation No. RFP-797-FSS-00-0025-R9 (Refreshed 09/2013), as amended, and Figure 15.4-2 referenced therein.

13.4.    The Parties acknowledge and agree that Reseller’s ability to sell the Products to certain Customers pursuant to Section 2 above requires certification that the Products, including their raw materials or components parts, are sourced only from “designated countries,” as such term is defined under the Trade Agreements Act of 1979 (i.e., a World Trade Organization Government Procurement Agreement Country, a Free Trade Agreement Country, a Least Developed Country, or a Caribbean Basin Country). Accordingly, upon request by Reseller from time to time during the term of this Agreement, Outset shall provide to Reseller all accurate and timely country of origin information about each Product so requested, include the raw materials and components thereof, within [***] days.

13.5.    In the event Reseller is audited by any government authority, where one or more audit findings relates to data or information provided or required to be provided to Reseller pursuant to this Section 13, Reseller, its employees, agents and representatives, shall have the right to obtain all reasonable assistance and access to such records as are maintained by Outset as may be necessary to determine the accuracy and completeness of such data or information.

13.6.    The Parties agree that Reseller’s reliance on any data or information provided to Reseller pursuant to this Section 13 shall be deemed reasonable reliance.

13.7.    If, as a result of a change in law or otherwise, this Agreement is reasonably determined by legal counsel of a Party to violate, or present an unacceptable risk of violating, any federal, state, or local laws, rules, or regulations, the Parties agree to negotiate in good faith

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

revisions to any provision which is in, or which presents an unreasonable risk of, violation. If the Parties are unable to agree to modified terms as required to bring the entire Agreement into compliance or into an acceptable level of risk within [***] days, then either Party may terminate this Agreement immediately upon written notice to the other Party.

14.	GENERAL PROVISIONS.

14.1.    Governing Law. This Agreement shall be governed and construed in accordance with the laws of State of California, United States of America, excluding its conflict of laws rules. The United Nations Convention on Contracts for the International Sale of Goods shall not apply to the transactions contemplated by this Agreement. Any legal action, suit, or proceeding brought by either party related to or arising out of this Agreement must be brought in a state or federal court in San Francisco, California, which is the sole and exclusive venue for any such action, suit or proceeding; provided, however, a party may remove any action, suit, or proceeding originally filed in a California state court to a federal court in San Francisco, California. Each party hereby accepts and submits to the exclusive jurisdiction of each of the aforesaid courts with respect to any action, suit, or proceeding brought by it or against it by the other party. Each party waives any objection to the venue for any such action, suit or proceeding being in such courts. THE PARTIES WAIVE ANY TRIAL BY JURY IN ANY ACTION OR PROCEEDING BASED ON OR PERTAINING TO THIS AGREEMENT.

14.2.    Amendment and Waiver. Any amendment or modification of this Agreement must be made in writing and signed by duly authorized representatives of each party. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of either party, its agents or employees, but only by an instrument in writing signed by an authorized officer of each party. No waiver by either party of any breach of this Agreement by the other party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of the waiver.

14.3.    Independent Contractors. Each party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of any third party. This Agreement and the relations hereby established by and between Reseller and Outset do not constitute a partnership, joint venture, franchise, agency or contract of employment. Reseller is not granted, and shall not exercise, the right or authority to assume or create any obligation or responsibility on behalf of or in the name of Outset or its Affiliates.

14.4.    Assignment. Reseller may not assign or transfer, by law or otherwise, any of its rights or obligations under this Agreement without the prior written consent of Outset. Any purported assignment in violation of this Section 14.4 (Assignment) will be null and void. Outset may assign this Agreement, without Reseller’ consent, to an Affiliate or to a successor or acquirer, as the case may be, in connection with a merger or acquisition, or the sale of all or substantially all of Outset’s assets or the sale of that portion of Outset’s business to which this Agreement relates. This Agreement shall bind and inure to the benefit of the parties hereto and their permitted successors and assigns.

14.5.    Notices. All communications required or permitted under this Agreement will be in writing and delivered in person, effective immediately, by overnight delivery service, effective

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

[***] days after deposit with the carrier, or by registered or certified mail, postage prepaid with return receipt requested, effective [***] days after deposit with the carrier. All communications will be sent to the addresses set forth below or to such other address as may be specified by either party in writing to the other party in accordance with this Section 14.5 (Notices).

To Outset:	To Reseller:

Outset Technologies, Inc.	SDV Medical
Attention: Vice President, Sales	Attention: President
1830 Bering Drive	26 Macallan Lane
San Jose, CA 95112	Asheville, NC 28805
USA	USA
Copy to: General Counsel

14.6.    Severability. In the event any provision of this Agreement shall be held to be invalid, illegal or unenforceable (together “Invalid Provision”) in any respect for any reason, that invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement. The parties agree that they will negotiate in good faith or will permit an arbitrator to replace any Invalid Provision with an alternative valid provision that is as similar as possible in substance to the Invalid Provision.

14.7.    Captions. Captions of the sections and subsections of this Agreement are for reference purposes only, do not constitute terms or conditions of this Agreement and shall not limit or affect the meaning or construction of the terms and conditions of this Agreement.

14.8.    Word Meanings. Words such as herein, hereinafter, hereof and hereunder refer to this Agreement as a whole and not merely to a section or paragraph in which these types of words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

14.9.    Entire Agreement. The terms and provisions contained in this Agreement (including the Exhibits) constitute the entire understanding of the parties and supersedes all previous proposals, oral or written, and all negotiations, conversations or discussions had between the parties related to the matter hereof. This Agreement is made in the English language and the English version of this Agreement shall control. In the event that any translation of this Agreement is made into another language, the non-English version shall be for informational purposes only. In the event of any conflict or inconsistency between the terms and conditions of this Agreement and any terms or conditions set forth in any purchase order, purchase agreement, service agreement or other document relating to the transactions contemplated by this Agreement, the terms and conditions set forth in this Agreement shall prevail. Reseller hereby waives and agrees never to assert any right it may have to have this Agreement written in the language of its place of residence.

14.10.    Rules of Construction. The parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be construed against either party by reason of the extent to which such party or its professional advisors participated in the preparation of this Agreement. Each party agrees that it had the opportunity to review this Agreement with its legal counsel prior to executing it.

*Portions of this exhibit have been excluded because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed.

14.11.    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.12.    Force Majeure. “Force Majeure Events” are significant events or circumstances that are not caused by or within the control of a party, but which delay or prevent that party’s ability to comply with its obligations under this Agreement; they do not include events that a party can avoid or prevent by exercising reasonable diligence. Force Majeure Events include but are not limited to the following: [***]. In order to assert that its delay or inability to perform its obligations is caused by a Force Majeure Event, then that party (“Disadvantaged Party”) must give prompt written notice to the other party which details the relevant circumstances. If the identified Force Majeure Event is legitimate, then both parties will then be excused from performing their contract obligations until the Force Majeure Event no longer interferes with the Disadvantaged Party’s ability to meet its obligations, provided, however that both parties must continue to comply with their payment obligations. If Force Majeure conditions continue for more than [***] consecutive days or an aggregate of [***] days in any [***] period, then either party may terminate this Agreement in accordance with Section 12.2.1 (Termination for Cause).

14.13.    Further Assurances. Each party covenants and agrees that, subsequent to the execution and delivery of this Agreement and without any additional consideration, it will execute and deliver any further legal instruments and perform any acts that are or may become reasonably necessary to effectuate the purposes and intent of this Agreement.

Signed:

Outset Medical:	SDV Medical:

By: /s/ Jamie Lewis	By: /s/ Daniel P. Whisnant
Name: Jamie Lewis	Name: Daniel P. Whisnant
Title: SVP, Sales and Customer Experience	Title: President

LIST OF EXHIBITS

Exhibit A: PRODUCTS; PRICING, MINIMUM AMOUNTS, TERRITORY, EXCLUSIVITY

Exhibit B: GACL CERTIFICATIONS

Exhibit C: UNITED STATES FOOD AND DRUG ADMINISTRATION (FDA) REGULATORY REQUIREMENTS